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                                                                    Exhibit 99.1


             SOVEREIGN SPECIALTY CHEMICALS RELEASES SECOND QUARTER
                               OPERATING RESULTS

     CHICAGO, Aug. 7 /PRNewswire/ -- Sovereign Specialty Chemicals, Inc. announced its operating results for he quarter ended June 30, 2002.

     Commenting on the results for the second quarter, Norman Wells, Sovereign's CEO and president, said: "Sovereign had a solid second quarter with sales of $94.9 million and EBITDA of $21.1 million. We also made good progress on improving our control of working capital, and this helped Sovereign reduce debt by almost $10 million in the quarter."

     Mr. Wells, added: "We are encouraged that we could deliver improved profitability despite a difficult economic environment. Compared to the first quarter of 2002, revenues were up 9.5 percent, and EBITDA was up $3.3 million, reflecting higher sales volume, lower raw material costs and better operating performance. Compared to the second quarter of 2001, sales were up 3.5 percent, and profitability improved 10 percent as a result of earlier actions to reduce costs. Our Construction segment continued to perform well with sales and EBITDA up year to year, reflecting the benefit of a stable housing market and lower raw material costs. The Commercial segment showed solid improvement over the first quarter."

     In connection with the Company's completion of the transitional goodwill impairment test required by its adoption of SFAS #142, Goodwill and other Intangible Assets, Sovereign has recorded a $27.6 million ($17.1 million, net of income tax benefit) goodwill write-down associated with its European business. This write-off is related to lower operating performance in Europe and the use of lower market valuation multiples, and is reflected as a cumulative change in accounting principle, effective January 1, 2002. Consequently, it does not affect the second quarter results, but it is reflected in the six-month figures.

     Mr. Wells concluded: "Our primary objectives for the short term continue to be: cash generation to pay down debt, operating cost improvements, and top-line growth. We continue to expect our operating income and EBITDA to show solid year to year improvement for 2002 in total."

Income Statement Summary (unaudited)
(Dollars in Millions)

                            THREE MONTHS ENDED JUNE 30  SIX MONTHS ENDED JUNE 30
                             2002           2001          2002             2001

Net sales                   $94.9          $91.8          $181.7         $180.6
Cost of goods sold           67.6           66.3           130.8          131.1
Gross profit                 27.3           25.4            50.9           49.5
Selling, general and
  administrative expenses    17.7           16.8            35.3           33.8
Goodwill amortization          --            2.5              --            5.0
Operating income              9.6            6.1            15.6           10.7
Interest expense, net        (6.6)          (6.6)          (13.0)         (13.8)
Income (loss) before
 income taxes and